Exhibit 10.24

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of October 16, 2009 (the “Agreement Date”), by and between (i) Boston Scientific Corporation, a Delaware corporation (“BSC”), and (ii) SurgiVision, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the respective meanings set forth in Section 7.

WHEREAS, subject to and upon the terms and conditions set forth herein, at the Initial Closing referred to herein, BSC will make a Loan (as defined herein) to the Company in the original principal amount of $2,000,000; and

WHEREAS, subject to and upon the terms and conditions set forth herein, BSC may make additional Loans to the Company of up to an aggregate principal amount of $2,250,000.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

  1.    INITIAL LOAN TO THE COMPANY.

1.1        Making of Initial Loan by BSC. On the Initial Closing Date (as defined below), subject to the conditions set forth in this Section 1, BSC or any Affiliate of BSC designated prior to the Initial Closing Date shall make a loan to the Company in an aggregate principal amount of $2,000,000 (the “Initial Loan”).

1.2        Closing of the Initial Loan. The closing of the Initial Loan (the “Initial Closing”) shall take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts, on the Agreement Date at 12:00 p.m. (Eastern Time), or as soon thereafter as practicable following the satisfaction of all the conditions in Section 1.3 hereof, or at such other time, date and place as are mutually agreed upon by the Company and BSC (the “Initial Closing Date”).

At the Initial Closing, the following transactions shall occur and documents shall be delivered, which transactions and deliveries shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

    (a)        The Company shall deliver to BSC the following documents:

      (i)       a validly executed Note to be issued to BSC (or its designated Affiliate) at the Initial Closing;

      (ii)      the Patent Security Agreement executed by the Company; and

      (iii)     a true copy of the resolutions of the board of directors of the Company: (A) authorizing the execution, delivery and performance of this Agreement; (B) authorizing the issuance of the Note for the Initial Loan to BSC; and (C) reserving the Conversion Shares for issuance upon conversion of such Note.

    (b)        BSC shall make payment of the Initial Loan on the Initial Closing Date by wire transfer pursuant to wiring instructions provided by the Company no later than three (3) business days prior to the Initial Closing Date.

1.3        Conditions of BSC to Making of the Initial Loan. The obligation of BSC to make the Initial Loan on the Initial Closing Date is conditioned upon the satisfaction by the Company of each of the following conditions, and the waiver of satisfaction of such conditions shall not be effective against BSC unless consented to in writing by BSC:

    (a)        Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at the time originally made, and shall be true and correct in all material respects as of the Initial Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Initial Closing Date;

    (b)        Corporate Documents.  A copy of the Corporate Documents shall have been delivered to BSC on or prior to the Initial Closing Date;

    (c)        Effectiveness.  This Agreement shall be in full force and effect as of the Initial Closing Date;

    (d)        Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing Date;

    (e)        No Material Breach.    The Company shall not be in material breach of its obligations to BSC under this Agreement;

    (f)        No Material Adverse Effect; No Proceedings. No Material Adverse Effect shall have occurred or been discovered by BSC since the Agreement Date, and no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the transactions contemplated by this Agreement, including the issuance of the Notes and the Conversion Shares (collectively, the “Transactions”), and no action shall have been taken by any Governmental Authority, or any statute, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, that makes the consummation of any of the Transactions illegal;

    (g)        Reservation of Shares. The Company shall have reserved a sufficient number of authorized shares of Series B Preferred Stock for issuance upon conversion of the Note for the Initial Loan, subject to the filing with the Secretary of State of the State of Delaware of a Certificate of Designation, Preferences, and Rights with respect to such Series B Preferred Stock, and a sufficient number of shares of Common Stock for issuance upon conversion of such shares of Series B Preferred Stock, based on the conversion price, if any, for such shares then in effect;

    (h) Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary for the borrowing of the Initial Loan and the same shall be effective as of the Initial Closing Date;

    (i) Qualifications. To the extent not provided to BSC prior to the Initial Closing Date, the Company shall deliver to BSC copies of all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state or foreign country that are required prior to closing in connection with the lawful issuance of the Notes and Conversion Shares to BSC pursuant to this Agreement; and

    (j) Initial Closing Deliveries. The Company shall have delivered to BSC each of the documents referred to in Section 1.2 above, and such documents shall be in form and substance reasonably satisfactory to BSC.

  2.    ADDITIONAL LOANS TO THE COMPANY.

2.1    Making of Additional Loans by BSC.

    (a)        Second Loan.    Subject to the conditions set forth in Section 2.3 hereof, on one occasion within the five (5) business day period commencing November 10, 2009, the Company shall be entitled to deliver a Loan Request, in the form attached hereto as Exhibit A (a “Loan Request”), to BSC requesting a loan in an aggregate principal amount determined by the Company, but not to exceed $750,000 (the “Second Loan”).

    (b)        Third Loan.    Subject to the conditions set forth in Section 2.3 hereof, on one occasion within the five (5) business day period commencing December 10, 2009, the Company shall be entitled to deliver a Loan Request to BSC requesting a loan in an aggregate principal amount determined by the Company, but not to exceed $750,000 (the “Third Loan”).

    (c)        Fourth Loan.    Subject to the conditions set forth in Section 2.3 hereof, on one occasion within the five (5) business day period commencing January 10, 2010, the Company shall be entitled to deliver a Loan Request to BSC requesting a loan in an aggregate principal amount not to exceed $750,000 (the “Fourth Loan”, and together with the Second Loan and the Third Loan, the “Additional Loans”).

2.2        Loan Closings.    The closing, if any, of each Additional Loan (each, a “Loan Closing”) shall take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts, at 12:00 p.m. (Eastern Time) on the 5th business day following the later of the delivery of a Loan Request or the date on which all the conditions in Section 2.3 hereof have been satisfied, or at such other time, date and place as are mutually agreed upon by the Company and BSC (each, a “Loan Closing Date”). On each Loan Closing Date, subject to the conditions set forth in Section 2.3 hereof, BSC or an Affiliate designated thereby shall make the applicable Loan pursuant to Section 2.1(a), (b) or (c), as applicable.

At each Loan Closing, the following transactions shall occur and documents shall be delivered, which transactions shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

    (a)        The Company shall deliver to BSC the following documents:

      (i)       a true copy of the resolutions of the board of directors of the Company (1) authorizing the Loan Request and issuing the Note for such Loan to BSC, and (2) reserving the Conversion Shares for issuance upon conversion of such Note;

      (ii)      a validly executed Note for such Loan to be issued to BSC (or its designated Affiliate); and

      (iii)     a compliance certificate, dated as of such Loan Closing Date and signed by the Company’s President or Chief Executive Officer, certifying as to and, where appropriate, attaching certified copies of (1) the fulfillment of the conditions specified in Section 2.3(a) - (i) below,(2) the resolutions duly adopted by the board of directors of the Company authorizing the Loan Request and the issuance of such Note, and (3) all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder.

    (b)        BSC shall make payment of the applicable Loan on the Loan Closing Date in cash, by certified bank check, or wire transfer pursuant to wiring instructions provided by the Company no later than three (3) business days prior to the Loan Closing Date.

2.3        Conditions of BSC to Making the Loans. The obligation of BSC to making a Loan on the applicable Loan Closing Date is conditioned upon the satisfaction by the Company of each of the following conditions, and the waiver of satisfaction of any of such conditions shall not be effective against BSC unless consented to in writing by BSC:

    (a)        Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at the time originally made, and shall be true and correct in all material respects as of such Loan Closing Date with the same force and effect as if such representations and warranties had been made at and as of such Loan Closing Date;

    (b)        Effectiveness. This Agreement shall be in full force and effect as of such Loan Closing Date;

    (c)        Loan Request. The Company shall have submitted a Loan Request;

    (d)        Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Loan Closing Date (other than such agreements, obligations and conditions with which performance was expressly waived in writing by BSC);

    (e)        No Material Breach.    The Company shall not be in material breach of its obligations to BSC under this Agreement or any Note;

    (f)        No Material Adverse Effect; No Proceedings. No Material Adverse Effect shall have occurred or been discovered by BSC since the Agreement Date, and no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction prohibiting the Transactions, and no action shall have been taken by any Governmental Authority, or any statute, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, that makes the consummation of any of the Transactions illegal or substantially deprives BSC of any of the material anticipated benefits of the Transactions, taken as a whole;

    (g)        Reservation of Shares. The Company shall have reserved a sufficient number of authorized shares of Series B Preferred Stock for issuance upon conversion of the Notes, subject to the filing with the Secretary of State of the State of Delaware of a Certificate of Designation, Preferences, and Rights with respect to such Series B Preferred Stock, and a sufficient number of shares of Common Stock for issuance upon conversion of such shares of Series B Preferred Stock, based on the conversion price, if any, for such shares then in effect;

    (h)        Consents and Waivers. The Company shall have obtained all consents, permits and waivers necessary (including all waivers of any anti-dilution rights and pre-emptive rights, if applicable) for the consummation of the Loan and the same shall be effective as of such Loan Closing Date;

    (i)        Qualifications. To the extent not provided to BSC prior to the applicable Loan Closing Date, the Company shall deliver to BSC copies of all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state or foreign country that are required prior to closing in connection with the consummation of the Loan;

    (j)        Additional Loan Closing Deliveries. The Company shall have delivered to BSC each of the documents referred to in Section 2.2 above, and such documents shall be in form and substance reasonably satisfactory to BSC; and

    (k)        Due Diligence. BSC shall have been satisfied with its due diligence investigation of the Company as of the Loan Closing Date.

3.      LOAN PROVISIONS.

3.1       Security Interest.

(a)        Grant of Security Interest. As security for the prompt and complete payment in full of the Loans, the Company hereby grants to BSC a first priority security interest in all properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”), including without limitation: all personal and fixture property of every kind and nature, including, without limitation, all goods (including inventory, equipment and any accessions thereto), intellectual property (including all patents, patent applications, trade secrets, trademarks, copyrights and all other intellectual property), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles and goodwill of any kind or nature). The Company represents, warrants and agrees that, except for the security interest granted hereunder, the Company owns, and will continue to own, the Collateral free and clear of all Liens, and will not, while any Loan remains outstanding, create any Lien of any kind whatsoever on the Collateral. The Company agrees that it will assist BSC, at BSC’s request, in making such filings or taking such other actions (including, without limitation, the execution of such documents) as may be necessary or advisable for BSC to perfect its security interest hereunder (including, without limitation, executing such UCC financing statements as BSC requests and executing the Patent Security Agreement). If the Company shall be in default of the terms of the Notes, BSC shall have the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable laws now or hereafter existing, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as BSC deems expedient.

(b)        Third Party Consents. If and to the extent the Company is required to obtain a consent from one or more third parties in connection with the grant by the Company to BSC of the security interest in the Company’s contract rights, as provided in Section 3.1(a), the Company will use commercially reasonable efforts to obtain such consent(s) within one hundred eighty (180) days following the Initial Closing Date. BSC acknowledges and agrees that the Company shall not be required to obtain any such third party consents prior to the Initial Loan Closing Date or any additional Loan Closing Date. The foregoing provisions of this Section 3.1(b) shall not limit any of the other obligations of the Company or the grant by the Company of a security interest in any other assets of the Company other than contract rights.

3.2        Interest. Interest on each Loan shall accrue at the rate of ten percent (10%) per annum, compounded annually.

3.3        Repayment of Loans.

(a)        Repayment. Each of the Loans shall be repayable in the manner specified in the Note for such Loan.

(b)         Mandatory Prepayment. In addition, the Company shall be required to prepay the Loans as provided in this Section 3.3(b). Upon the consummation of any Qualified Financing from any Strategic Competitor, 100% of the cash proceeds from such Qualified Financing shall be applied by the Company to prepay the outstanding principal of the Loans and accrued interest thereon. Upon the consummation of any Qualified Financing from any investor other than a Strategic Competitor, 25% of the cash proceeds from such Qualified Financing shall be applied by the Company to prepay the outstanding principal of the Loans and accrued interest thereon.

3.4        Conversion. Each Note shall be convertible into shares of the Company’s capital stock in accordance with the following provisions:

    (a)        Optional Conversion. At the sole option of BSC, the Notes (including the entire principal amount of each of the Notes and all accrued interest then outstanding) may be converted immediately upon BSC’s delivery to the Company of written notice of its election to cause such conversion into that number of Conversion Shares as shall be equal to the Conversion Amount, calculated as of the date of receipt by the Company of such notice.

    (b)        Upon a Qualified Initial Public Offering or Sale of the Company.    At the sole option of BSC, the Notes (including the entire principal amount of each of the Notes and all accrued interest then outstanding) may be converted, immediately prior to, and contingent upon, the consummation of a Qualified Initial Public Offering or a Sale of the Company into that number of Conversion Shares as shall be equal to the Conversion Amount. The Company shall give BSC written notice at least fifteen (15) business days prior to the consummation of a Qualified Initial Public Offering or a Sale of the Company, which notice shall describe in reasonable details the material terms of such transaction. From and after the delivery of such notice until consummation of such transaction, BSC shall be entitled to receive such other information relating to the Company and such transaction as BSC may reasonably request, and the Company agrees to provide such information to BSC promptly on request. BSC’s election to convert the Notes shall be effected by providing written notice thereof to the Company at least five (5) business days prior to the consummation of the Qualified Initial Public Offering or Sale of the Company (as the case may be).

    (c)        No Conversion Following a Qualified Initial Public Offering.    If BSC has not elected to convert the Notes into Conversion Shares upon the consummation of a Qualified Initial Public Offering, then, notwithstanding any provision herein to the contrary, following the consummation of such Qualified Initial Public Offering, BSC shall no longer have the right to convert the Notes into Conversion Shares.

    (d)        Manner of Conversion. BSC shall be deemed to be the holder of the Conversion Shares in connection with a conversion pursuant to this Section 3.4 as of the date of conversion. At that time, BSC shall cease to have any rights pursuant to the Notes with respect to the principal amount and accrued interest being converted, but shall have all of the rights granted to it as a holder of the Conversion Shares into which the Notes convert. To receive a certificate representing the Conversion Shares into which the Notes convert, BSC shall surrender the Notes, or a customary affidavit of loss reasonably acceptable to the Company, to the Company (provided, that BSC shall not be required to post any bond in connection with any such affidavit of loss). As soon as practicable after the surrender of the Notes, the Company shall issue and deliver to BSC a certificate for the number of whole shares issuable upon conversion. Upon conversion of the entire principal amount and accrued but unpaid interest on the Notes into Conversion Shares as provided herein, (i) the provisions of the Notes relating to the obligations of the Company to pay principal and interest to BSC, set forth therein, shall be null and void and no payment of principal and interest shall be owed or paid by the Company to the BSC, and (ii) the security interest granted to BSC shall terminate.

    (e)        Covenant of the Company to Reserve Shares.    At all times while there are amounts outstanding under any of the Notes, the Company covenants and agrees that it shall reserve, out of its authorized and unissued share capital, an adequate number of Conversion Shares (and any shares of any other class of share capital of the Company into which such Conversion Shares are convertible) such that, upon occurrence of a Qualified Initial Public Offering or Sale of the Company, a sufficient number of Conversion Shares may be immediately issued upon conversion pursuant to this Section 3.4.

3.5        No Obligation to Request Loan.    The Company is under no obligation to request any Loan, and may elect to request any Loan, or not, in its sole discretion.

4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.      The Company hereby represents and warrants to BSC as follows as of each of (a) the Agreement Date, (b) the Initial Closing Date and (c) each Loan Closing Date:

4.1        Organization, Good Standing and Qualification.

    (a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to issue the Notes and any shares of capital stock issuable thereunder, and to perform its obligations under, and carry out the provisions of, this Agreement and the Notes.

    (b)        Except as set forth on Schedule 4.1, the Company does not have any Subsidiaries. Cardiac EP Sub, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own and operate its properties and assets. Cardiac EP Sub, Inc. is duly qualified to transact business and is in good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Schedule 4.1 sets forth the ownership of the issued and outstanding share capital of Cardiac EP Sub, Inc.

4.2  Capitalization.

    (a)        The authorized capital of the Company consists of:

        (i)         Preferred Stock.      20,000,000 shares of Preferred Stock, of which 8,000,000 shares have been designated Series A Preferred Stock and of which 7,965,000 shares of Series A Preferred Stock are issued and outstanding. The respective rights, restrictions, privileges and preferences of the Preferred Stock are as stated in the Company’s Amended and Restated Certificate of Incorporation.

          (ii)         Common Stock.    50,000,000 shares of Common Stock of which 21,320,440 shares are issued and outstanding.

    (b)        Except as set forth on Schedule 4.2, and other than this Agreement and the Notes, there are not outstanding any options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any of its Securities. Except as set forth on Schedule 4.2, the Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any other persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

    (c)        All preemptive or similar rights applicable to the issuance of the Notes and the Conversion Shares have been waived or exercised. The Notes, when issued in accordance with this Agreement, will be duly authorized and free of any preemptive rights, and will be free and clear of any Liens or third party rights of any kind created by the Company. Subject to the filing with the Secretary of

State of the State of Delaware of a Certificate of Designation, Preferences, and Rights with respect to the Series B Preferred Stock, the Conversion Shares have been duly authorized and reserved for issuance by all necessary corporate action and, when issued and allotted in accordance with the terms of this Agreement, the Notes and the Company’s Amended and Restated Certificate of Incorporation will be duly and validly issued, fully paid, non-assessable, and free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Certificate of Incorporation, and will be free and clear of any Liens or third party rights of any kind created by the Company or, to the Company’s knowledge, by its current shareholders, and duly registered in the name of BSC or its designated Affiliate in the Company’s share register.

    (d)        Each series of Preferred Stock is presently convertible into Common Stock on a one-for-one basis and the consummation of the transactions contemplated by this Agreement (including the issuance of the Notes and the Conversion Shares) will not result in any anti-dilution adjustment or other similar adjustment to the outstanding Preferred Stock.

4.3 Authorization; Approvals. All corporate actions on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement, and for the execution, authorization, issuance and allotment of the Notes and of the Conversion Shares have been (or will be) taken prior to the Initial Closing (or other Loan Closing Date), subject to the adoption by the Company’s Board of Directors of a resolution establishing the terms of the Series B Preferred Stock and the filing with the Secretary of State of the State of Delaware of a Certificate of Designation, Preferences, and Rights with respect to the Series B Preferred Stock. The approval of the shareholders of the Company is not required for the authorization, execution, delivery, and performance of any of the Company’s obligations under this Agreement, or for the execution, authorization, issuance and allotment of the Notes and of the Conversion Shares. This Agreement and each of the Notes, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, qualification, registration or filing with any federal, state or local governmental authority on the part of the Company is required that has not been, or will not have been, obtained or made by the Company prior to the Initial Closing (or other Loan Closing Date) in connection with the valid execution, delivery and performance of this Agreement, and/or the offer, sale, or issuance of the Notes and the Conversion Shares, other than (i) the filing of Form D under the Securities Act and any blue sky filings that are required or permitted to be made after the Initial Closing Date and (ii) the filing with the Secretary of State of the State of Delaware of a Certificate of Designation, Preferences, and Rights with respect to the Series B Preferred Stock.

4.4 Compliance with Law and Other Instruments.    Neither the Company nor any of its Subsidiaries are in violation or default of any provision of (i) its certificate of incorporation or by-laws or similar organizational documents, or (ii) any note, mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) any provision of any federal or state law, statute, rule or regulation applicable to the Company or any of its Subsidiaries, where in the case of clauses (ii) or (iii) such violation or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.5 No Breach. Neither the execution and delivery of this Agreement or the Notes, the issuance of the Notes or the Conversion Shares, nor compliance by the Company with the terms and provisions hereof and/or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s certificate of incorporation or by-laws or similar organizational documents, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) subject to Section 3.1(b) above, any note, mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree or contract to which the Company or any of its Subsidiaries is a party or to which it is subject, or (iv) applicable law (excluding applicable usury laws). Such execution, delivery, issuance and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any material agreement, contract or commitment referred to in this paragraph, or to any of the assets or properties of the Company or any of its Subsidiaries or (b) subject to Section 3.l(b) above, otherwise require the consent or approval of any person, which consent or approval has not been obtained prior to the Initial Closing.

4.6        Valid Issuance.  Any shares of capital stock issued, sold and delivered upon conversion of the Notes, in accordance with the terms hereof and thereof and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, in accordance with the terms of the Company’s certificate of incorporation, as amended and in effect from time to time.

4.7        Outstanding Debt.  The Company and its Subsidiaries have no outstanding Indebtedness, other than Indebtedness outstanding under any Notes.

5.      REPRESENTATIONS AND WARRANTIES OF BSC.  As of the Initial Closing Date, BSC represents and warrants to the Company as follows:

5.1         Organization, Good Standing and Qualification. BSC has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and, to carry out the provisions of this Agreement, and to perform its obligations under, and carry out the provisions of, this Agreement. BSC is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on BSC.

5.2         Authorization; Binding Obligations; Governmental Consents.    All corporate actions on the part of BSC necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of BSC hereunder have been taken prior to the Agreement Date. This Agreement is the valid and legally binding obligation of BSC, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

5.3         Purchase Entirely For Own Account.    The Notes and the Conversion Shares will be acquired for investment for BSC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and BSC has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.4         Accredited Investor. BSC is an Accredited Investor as defined in Regulation D under the Securities Act. BSC acknowledges that an investment in the Notes involves a high degree of risk, and that BSC is experienced in evaluating and investing in securities of companies in a similar stage of development as the Company. BSC acknowledges that it is able to fend for itself, can bear the economic risk of the investment in the Notes, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Notes and can afford a complete loss of such investment.

5.5         Restricted Securities.    BSC understands that the Notes have not been, and any Conversion Shares acquired on conversion thereof at the time of issuance will not be, registered under the

Securities Act. Without limiting the representations and warranties of the Company made herein, BSC further understands and agrees that such securities are a risky investment and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the Securities Act, such securities must be held indefinitely. In particular, BSC is aware that the Notes and the Conversion Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available. BSC understands that the Notes and Conversion Shares will contain appropriate state and federal legends.

  6.    CERTAIN COVENANTS.

6.1  Affirmative Covenants. Unless BSC shall otherwise agree in writing, the Company covenants and agrees that (i) with respect to clauses (a) through (k) below, so long as any of the Notes is outstanding, and (ii) with respect to clauses (e), (f), (h) and (k) below, so long as any shares of Series B Preferred Stock or Qualified Financing Stock issued upon conversion of the Notes are outstanding or at least 40% of the shares of Common Stock originally issued to BSC upon conversion of any shares of Series B Preferred Stock or Qualified Financing Stock issued upon conversion of the Notes are outstanding; provided, that such covenants shall terminate following a Qualified Initial Public Offering if the Notes are no longer outstanding following such Qualified Initial Public Offering:

    (a)        Punctual Payment.    The Company will duly and punctually pay or cause to be paid the principal and interest under the Notes and all other amounts provided for in the Notes, all in accordance with the terms hereof and thereof;

    (b)        Notices.

      (i)        Defaults. The Company will, promptly upon becoming aware thereof, notify BSC in writing of any Event of Default, together with a reasonably detailed description thereof, and the actions the Company proposes to take with respect thereto;

      (ii)       Notice of Litigation and Judgments. The Company will give notice to BSC in writing within fifteen (15) business days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Company or any of its Subsidiaries that could, in each case, reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings; and the Company will, and will cause each of its Subsidiaries to, give notice to BSC, in writing, in form and detail reasonably satisfactory to BSC, within ten (10) business days of any judgment not covered by insurance, final or otherwise, against the Company or any of its Subsidiaries;

    (c)        Legal Existence and Good Standing. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and good standing in the State of Delaware and its good standing and qualification to transact or do business in each jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect;

    (d)        Taxes. The Company will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien upon any of its property or assets, except for such taxes or payments that the Company disputes in good faith;

    (e)        Inspection of Properties and Books, etc.  The Company shall permit BSC upon five (5) business days’ written notice to the Company and through its designated representatives, to visit and inspect, during regular business hours on a business day, any of the properties of the Company or any of its Subsidiaries, to examine the books of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as BSC may reasonably request. No investigation pursuant to this Section 6.1(e) shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto. Notwithstanding the foregoing provisions of this Section 6.1(e) to the contrary, following the expiration of the Exclusivity Period the Company shall be under no obligation to provide or discuss with BSC any information regarding the Company’s negotiations with a Strategic Competitor to the extent BSC’s access to such information could reasonably be expected to create or result in a conflict of interest; provided, that (i) such negotiations involve a transaction which is otherwise permitted under the terms of this Agreement and (ii) the Company shall notify BSC that such negotiations are occurring, without disclosing the identity of the Strategic Competitor involved.

    (f)        Covenant of the Company to Reserve Stock. The Company shall reserve, out of its authorized and unissued capital stock, an adequate number of Conversion Shares and shares of Common Stock issuable upon conversion thereof, such that duly authorized Conversion Shares shall be immediately issuable upon conversion of the Notes. If at any time the number of authorized but unissued shares of capital stock shall not be sufficient to enable the conversion of the Notes in accordance with the terms thereof, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of capital stock to such number of shares of capital stock as shall be sufficient for such purpose;

    (g)        Records and Accounts.    The Company will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in all material respects in accordance with generally accepted accounting principles, consistently applied, and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves;

    (h)        Financial Statements, Certificates and Information. The Company will deliver to BSC:

      (i)          as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year and statements of income and cash flow for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied (subject however to the absence of footnotes in the event the Company does not engage an independent certified public accounting firm to audit and certify such financial statements);

      (ii)        as soon as practicable after the end of each fiscal quarter (except the last quarter of each fiscal year), and in any event within forty-five (45) days thereafter, an unaudited balance sheet of the Company as of the end of such fiscal quarter, and an unaudited statement of income for each fiscal quarter and for the current fiscal year to date; and

     (iii)        such other information as the Company delivers to any other lender to the Company or stockholders of the Company generally;

    (i)        Compliance with Laws, Contracts, Licenses, and Permits. The Company will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, (b) the provisions of its governing documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all applicable decrees, orders, and judgments, in each of (a) through (d) if and to the extent the failure to so comply could reasonably be expected to result in a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company or any of its Subsidiaries may fulfill any of its obligations hereunder, the Company will, or (as the case may be) will cause such Subsidiary to, use commercially reasonable efforts to obtain such authorization, consent, approval, permit or license and furnish BSC with evidence thereof, in each case if and to the extent the failure to obtain such authorization, consent, approval, permit or license could reasonably be expected to result in a Material Adverse Effect;

    (j)        Maintenance of Properties. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. The Company (a) will cause all of its material properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

    (k)        Further Assurances. The Company will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause each of its Subsidiaries to, cooperate with BSC and execute such further instruments and documents as BSC shall reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement.

6.2 Negative Covenants. Without limiting the foregoing, the Company covenants and agrees that, except as otherwise provided or permitted herein or in the Notes, it shall not, so long as any of the Notes is outstanding, directly or indirectly do or cause, any of the following without the prior written consent of BSC:

    (a)        Charter Documents.      Cause or permit any amendments to its certificate of incorporation or by-laws or similar organizational documents, each as in effect on the date hereof;

    (b)        Repayment of Convertible Debt. Repay any Indebtedness which by its terms is convertible into capital stock of the Company;

    (c)        Dividends; Redemption. Declare or pay dividends on shares of the capital stock of the Company, or redeem or repurchase any shares of the capital stock of the Company;

    (d)        Dispositions.    Sell, lease or otherwise dispose of or encumber any of its properties or assets, except as part of a Sale of the Company or pursuant to the sale of the Company’s inventory in the ordinary course of the Company’s business. For the avoidance of any doubt, the foregoing does not apply to any Permitted License;

    (e)        Related Party Transactions. Enter into or be a party to any transaction with any director, officer, employee, significant stockholder or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, or Subsidiary or Affiliate of the Company, except for (i) such transactions as are fair and reasonable to the Company and are approved by a majority of the independent members of the Company’s board of directors or a duly appointed standing committee of the board of directors consisting of independent directors (including the grant of stock options to any such person and the payment of bonuses to any officer which are so approved), (ii) salary adjustments and bonus compensation awards to employees made in the ordinary course of business (and to the extent such actions do not otherwise require approval by the Company’s board of directors or a committee thereof), and (iii) stock option grants and compensation awarded to members of the Company’s board of directors under the Company’s existing director compensation plan;

    (f)        Liens.    Create or incur, or permit any of its Subsidiaries to create or incur, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided, that the Company may create or incur or suffer to be created or incurred or to exist (i) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue, (ii) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pensions or other social security obligations, (iii) Liens in favor of BSC, and (iv) customary Liens on the Company’s leasehold interests or fixtures in favor of a landlord of the Company that are provided under applicable law or the Company’s lease agreements with respect to its facilities;

    (g)        Subsidiaries.    Permit any Subsidiary of the Company to take any action from which the Company would be prohibited pursuant to this Section 6;

    (h)        Breach or Violate Notes. Take any action that could reasonably be expected to materially violate or breach, or result in a material violation or breach, of the Company’s obligations under the Notes or this Agreement;

    (i)        No Impairment. Take any action that could reasonably be expected to deny BSC the anticipated benefits of the conversion rights provided in the Notes, or, if the Notes are not so converted, the payment of any principal or unpaid accrued interest pursuant to the terms of the Notes;

    (j)        Indebtedness. Incur or guarantee any Indebtedness (other than to BSC); or

    (k)        General. Authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

6.3        Full Access.    During the Exclusivity Period, the Company will afford to BSC and its authorized representatives, upon reasonable notice, full access during normal business hours to all properties, books, records, contracts, and documents of the Company as BSC and such authorized representatives may reasonably request and a complete opportunity to make such investigations as BSC and such authorized representatives may reasonably request, and the Company will furnish or cause to be furnished to BSC and its authorized representatives all such information with respect to the affairs and businesses of the Company (including, but not limited to, the Company’s development programs, products and clinical trials) as they may reasonably request. No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.4        Exclusivity.

    (a)        During the Exclusivity Period, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees, or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company and its Subsidiaries will, and will cause their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, which violation was known to the Company’s management and not ceased immediately thereafter, shall be deemed to be a breach of this Section 6.4 by the Company. Notwithstanding any provision in this Section 6.4 to the contrary, the Company shall be entitled to engage in discussions with potential investors who are not strategic investors regarding debt or equity funding, but the Company shall not consummate any such funding transaction until the Exclusivity Period has expired.

    (b)        In addition to the obligations of the Company set forth in subsection (a) of this Section 6.4, the Company as promptly as practicable shall advise BSC in writing of any Acquisition Proposal received during the Exclusivity Period or of any request for nonpublic information or other inquiry during the Exclusivity Period which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal.

6.5        Public Announcements.    BSC and its Affiliates shall not, without having previously informed the Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as may be required by (a) law, (b) the Securities and Exchange Commission, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the New York Stock Exchange, the National Association of Securities Dealers, Inc. or any national securities exchange to which BSC is subject. The Company shall not, without the prior written consent of BSC, issue any press release or otherwise make any public statements with respect to this Agreement, except as may be required by law.

6.6        Confidentiality.    The Company and BSC acknowledge that they are bound by the provisions of the Confidential Disclosure Agreement dated October 12, 2009.

6.7         Use of Proceeds. The proceeds to the Company from the Loans shall be used solely for research and development purposes and general working capital purposes in the ordinary course of business, in each case subject to compliance with the covenants contained in this Agreement, and shall not be used for any other purpose.

7.      DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by BSC or its Affiliates) relating to any Acquisition Transaction.

“Acquisition Transaction” means, other than the transactions contemplated by this Agreement and the Notes, (a) any transaction or series of related transactions involving the purchase of (x) share capital of the Company pursuant to which any person who did not own a majority of the outstanding voting equity securities of the Company immediately prior to such transaction or series or transactions owns more than a majority of the outstanding voting equity securities of the Company or any transferee entity immediately following such transaction or series of transactions or (y) all or any significant portion of the assets of the Company, (b) any agreement to enter into a business combination with the Company, (c) any sale, assignment, transfer or license of the intellectual property of the Company or any of its Subsidiaries, except for a Permitted License, or (d) any transaction involving equity or debt financing for the Company.

“Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

“business day” (whether such term is capitalized or not) means any day, other than Saturday, Sunday or a legal holiday, that banks located in Boston, Massachusetts are open for business.

“Closing Date” means either the Initial Closing Date or any Loan Closing Date.

“Common Stock” means the Company’s Common Stock, $.01 par value per share.

“Conversion Amount” means (a) if BSC has elected to convert the Notes into shares of Series B Preferred Stock, that number of shares of Series B Preferred Stock as is equal to the quotient of (i) the sum of the outstanding principal amount and accrued interest on the Notes on the date of conversion divided by (ii) $2.00 (such amount to be proportionately adjusted for any stock split, stock combination or similar event occurring after the Agreement Date), or (b) if BSC has elected to convert the Notes into Shares of Qualified Financing Stock, that number of shares of Qualified Financing Stock as is equal to the quotient of (i) the sum of the outstanding principal amount and accrued interest on the Notes on the date of conversion divided by (ii) the lowest price per share paid by investors in the Qualified Financing for a share of Qualified Financing Stock.

“Conversion Shares” means, at the sole election of BSC, either (a) shares of Series B Preferred Stock and any Common Stock issuable upon conversion of such shares of Series B Preferred Stock, or (b) shares of Qualified Financing Stock and any Common Stock issuable upon conversion of such shares.

“Corporate Documents” means the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws.

“Dollars” or “$”means dollars in lawful currency of the United States of America.

“Event of Default” shall have the meaning set forth in the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Period” means the period commencing on the Agreement Date and ending on the later of (i) the ninetieth day following the Agreement Date or (ii) if the Fourth Loan is requested by the Company, the Loan Closing Date of the Fourth Loan; provided, that the Exclusivity Period shall terminate earlier if the Company has delivered a Loan Request with respect to a Loan under Section 2.1 and BSC does not make such Loan as a result of the condition in Section 2.3(k) not being satisfied.

“Governmental Authority” (whether such term is capitalized or not) means any United States (federal, state or local) or non-US government, or governmental, regulatory or administrative authority, agency or commission.

“Indebtedness” means indebtedness for borrowed money. For the avoidance of any doubt, the term “Indebtedness” does not include payment obligations to trade creditors incurred in the ordinary course of business.

“Lien” means any mortgage, deed of trust, security interest, pledge, hypothecation, assignment in the nature of a security interest, attachment, encumbrance, lien (statutory, judgment or otherwise), or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease in the nature of a security interest). For the avoidance of any doubt, the term “Lien” does not include a Permitted License.

“Loans” means, collectively, the Initial Loan and the Additional Loans.

“Losses” means all claims, liabilities, damages, losses, costs, payments, royalties and expenses incurred or suffered by a party with respect to or relating to an event, circumstance or state of facts, other than consequential or indirect damages, losses, costs and expenses which are not asserted against BSC or any of its Affiliates. Losses shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities.

“Material Adverse Effect” means, with respect to the Company, any change or effect that, when taken individually or together with all other adverse changes or effects, is materially adverse to the business, results of operations or financial condition of the Company, and its Subsidiaries, taken as a whole.

“Notes” means the convertible promissory notes to be issued to BSC to evidence the Loans, in the form attached hereto as Exhibit B.

“Patent Security Agreement” means the Patent Security Agreement dated as of the Agreement Date between the Company and BSC.

“Permitted License” means (i) a license of the Company’s intellectual property for research, product development, clinical studies or other similar purposes that does not provide the licensee with the ability to make, have made, distribute or sell products using such intellectual property or (ii) a license to end-users of the Company’s products to permit such end -users to use the software incorporated in such products.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Qualified Financing” means any equity financing, pursuant to a single transaction or series of related transactions, occurring after the Agreement Date in which shares of Preferred Stock are issued in exchange for cash proceeds.

“Qualified Financing Stock” means shares of a series of Preferred Stock of the Company issued in a Qualified Financing after the Agreement Date.

“Qualified Initial Public Offering” means the closing of a bona fide first underwritten public offering pursuant to an effective registration statement under the Securities Act, or similar securities laws of another jurisdiction, covering the offering and sale of Common Stock for the account of the Company on a firm commitment basis in which the aggregate gross proceeds received by the Company at the public offering price equals or exceeds US$20,000,000 (before deduction of underwriters commissions and expenses).

“Sale of the Company” means (x) a sale, lease, exclusive license or disposition of all or substantially all of the assets or intellectual property of the Company or (y) a merger or consolidation of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, or any transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of the outstanding shares of the Company, in a single transaction or a series of related transactions where the shareholders of the Company immediately prior to such transaction or series of related transactions do not retain at least fifty percent (50%) of the voting power of and interest in the Company or the successor or acquiring entity (as applicable) (other than any equity financing solely for capital raising purposes in which all of the sale proceeds from such transaction or series of related transactions are actually received by the Company, net of expenses).

“Securities” means all outstanding Common Stock and Preferred Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire share capital of the Company, and all shares issuable upon exercise or conversion of Preferred Stock, options, warrants, convertible notes, rights of conversion and other rights to acquire shares of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

“Series B Preferred Stock” means a to-be created series of Preferred Stock of the Company which is pari passu with the Series A Preferred Stock and which has substantially identical terms as the Series A Preferred Stock.

“state” means any state or commonwealth of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, and any other dependency, possession or territory of the United States of America.

“Strategic Competitor” means any of Medtronic, Inc., St. Jude Medical, Inc., or Johnson & Johnson, or any of their respective Subsidiaries or Affiliates.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person means (i) any corporation of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock the holders of which are generally entitled to vote for the election of the board of directors of such corporation, or (ii) any partnership, limited liability company, association, trust, joint venture, or other non-corporate entity in which such person (either alone or through or together with any other Subsidiary) holds, directly or indirectly, more than 50% of the equity interests.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“Additional Loans”	2.1(c)
“Agreement”	Preamble
“Agreement Date”	Preamble
“BSC”	Preamble
“Collateral”	3.1
“Company”	Preamble
“Fourth Loan”	2.l(c)
“Initial Closing”	1.2
“Initial Closing Date”	1.2
“Initial Loan”	1.1

Section(s)
“Loan Closing”	2.2
“Loan Closing Date”	2.2
“Loan Request”	2.1(a)
“Second Loan”	2.1(a)
“Third Loan”	2.1(b)
“Transactions”	1.3(f)

8.      INDEMNIFICATION.    The Company agrees to indemnify and hold BSC (and its respective directors, officers, employees and Affiliates) harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of any breach by the Company of any representation or warranty, covenant, obligation or undertaking made by the Company in this Agreement, any schedule or exhibit hereto, any other statement, certificate or other instrument delivered pursuant hereto.

9.      TERM AND TERMINATION.

9.1        Term.    Subject to Section 9.2, this Agreement shall commence on the Agreement Date and shall continue in full force and effect until the later of (i) the 90th day following the Agreement Date, or (ii) if applicable, the Loan Closing Date of the Fourth Loan.

9.2        Survival of Certain Terms. The representations and warranties set forth in Section 4 and Section 5 shall survive the Initial Closing Date indefinitely. The provisions of Sections 6.5, 6.6, 6.7, 7, 8, 9 and 10 shall survive the termination of this Agreement for any reason. The provisions of Sections 3, 6.1, and 6.2 shall survive the termination of this Agreement for any reason and shall remain in effect so long as any Loan is outstanding. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.

9.3        Effect of Termination. The parties acknowledge that upon termination of this Agreement as permitted under, and in accordance with, the terms of this Section 9, no party shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except to the extent that such losses arise out of or are related to a breach of the representations, warranties or covenants hereunder or other obligations of another party hereto prior to or contemporaneous with such termination. Except as may be provided in the Notes, the termination of this Agreement shall not affect the obligations of the Company under the Notes.

  10.  GENERAL.

10.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by nationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to BSC:

Boston Scientific Corporation

One Boston Scientific Place

Natick, Massachusetts 01760

Attention: Chief Financial Officer

Facsimile: 508-650-8956

with a copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, Massachusetts 01760

Attention: Deputy General Counsel

Facsimile: 508-650-8960

if to the Company:

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN 38103

Attention: CEO

Telephone: 901-522-9331

Facsimile: 901-522-9400

with a copy to:

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN 38103

Attention: VP, Business Affairs

Telephone: 901-522-9344

Facsimile: 901-522-9400

10.2        Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein be consummated as originally contemplated to the fullest extent possible.

10.3        Entire Agreement; Assignment. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The Company shall not assign this Agreement by operation of law or otherwise, without the prior written consent of BSC. BSC may assign all or any of its rights and obligations hereunder or under any of the Notes.

10.4        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

10.5        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.6        Governing Law. This Agreement shall be governed by, and construed exclusively in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that jurisdiction.

10.7        Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

10.8        Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.9        Fees and Expenses. All costs and expenses incurred in connection with this Agreement by the Company, including without limitation stamp duty in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Company. All costs and expenses incurred in connection with this Agreement by BSC shall be paid by BSC.

10.10      Amendment. This Agreement may be amended only in an instrument in writing, duly authorized by the board of directors of the Company, and signed by BSC and the Company.

10.11      Waiver. At any time prior to the termination of this Agreement, BSC and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right on any future occasion.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Jim Gilbert	/s/ Sam Leno
Name:	Jim Gilbert	Sam Leno
Title:	EVP, Strategy & Business Development	EVP, Finance & Information Systems & CFO

SURGIVISION, INC.

By:	/s/ K. Jenkins
Name:	K JENKINS
Title:	CEO

Exhibit A to

Loan Agreement

FORM OF LOAN REQUEST

[                         ,                 ]

Boston Scientific Corporation

One Boston Scientific Place

Natick, Massachusetts 01760

Attention: Chief Financial Officer

Re:	Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Agreement, dated as of October 16, 2009 (the “Loan Agreement”), by and between SurgiVision, Inc., a Delaware corporation (the “Company”), and Boston Scientific Corporation. Capitalized terms which are used herein without definition shall have the same meanings herein as in the Loan Agreement.

Pursuant to Section [2.1(a)] [2.1(b)] [2.1(c)] of the Loan Agreement, and subject to all of the terms of the Loan Agreement, we hereby request you make a loan in the principal amount of $[amount not to exceed $750,000] (the “Loan”) on or before [insert date that is 5 business days following date that Loan Request is delivered].

We hereby certify that the conditions set forth in Section 2.3 of the Loan Agreement shall be satisfied on or prior to the date on which the Loan is made.

Very truly yours,

SURGIVISION, INC.

By:
Name:
Title:

Exhibit B to

Loan Agreement

NEITHER THIS NOTE NOR ANY SECURITIES THAT MAY BE ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS NOTE AND ANY SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS SO REGISTERED AND QUALIFIED UNDER ALL APPLICABLE SECURITIES LAWS, OR UNLESS SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

SECURED CONVERTIBLE PROMISSORY NOTE

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FOR VALUE RECEIVED, the undersigned, SurgiVision, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Boston Scientific Corporation, or its assigns hereunder (“BSC”), prior to or on the Maturity Date (as defined below) and subject to acceleration or conversion as set forth herein, the aggregate principal amount of [                    ]        DOLLARS ($                     ) (such initial amount, and any amounts added thereto in accordance with the terms hereof, being referred to as the “Principal Amount”), and interest on the unpaid Principal Amount from time to time outstanding, which shall accrue on a daily basis from the date hereof (the “Loan Date”), through and including the date on which such Principal Amount is paid in full (or the Principal Amount and accrued interest is converted in accordance with Section 3), at an annual interest rate equal to 10.0%, compounded annually. Unless the indebtedness evidenced by this Note becomes due and payable earlier as provided herein, the entire Principal Amount and all accrued interest on the Principal Amount shall be payable in full by the Company on the Maturity Date. The obligations of the Company under this Note are secured by a pledge of the assets of the Company as described in Section 5.

1.      Defined Terms. This Note evidences borrowings under and has been issued by the Company in accordance with the terms of that certain Loan Agreement, dated October 16, 2009, between the Company and BSC (the “Loan Agreement”). As used herein, “BSC” shall also be deemed to refer to any subsequent Holder of this Note. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Loan Agreement. BSC and any Holder hereof is entitled to the benefits of the Loan Agreement, and may enforce the agreements of the Company contained therein, and any Holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. For purposes of this Note, the terms listed below shall have the respective meanings set forth below:

1.1        “business day” means any day, other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are not open for business;

1.2        “Holder” shall mean, initially, BSC and thereafter, any subsequent holder of this Note in accordance with the provisions of Section 7 below; and

1.3        “Maturity Date” means the second anniversary of the Loan Date.

2.	Payment.

2.1 Payments. Payment of interest and principal hereunder shall be made as provided herein to the business address of the Holder. If the payments to be made by the Company shall be stated to be due on a date which is not a business day, such payment may be made on the next succeeding business day, and the interest payment on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All computations of interest payable under this Note shall be made on the basis of the actual number of calendar days elapsed divided by 365. All payments hereunder shall be applied first to any unpaid accrued interest, and second to repayment of any unpaid principal amount hereunder.

2.2 Prepayment.

    (a)        Optional Prepayment.  The Company shall be permitted to prepay any unpaid portion of the Principal Amount and any accrued but unpaid interest represented by this Note at any time prior to the Maturity Date.

    (b)        Mandatory Prepayment.    The Company shall be required to prepay the unpaid portion of the Principal Amount and all accrued but unpaid interest represented by this Note out of the proceeds of any Qualified Financing as provided in Section 3.3(b) of the Loan Agreement.

3.      Conversion. This Note shall be convertible into Conversion Shares in accordance with the terms and subject to the conditions set forth in the Loan Agreement.

4.      Acceleration. Upon the occurrence of any Event of Default (as defined below) and so long as any Event of Default is continuing, the Holder may, at its option and upon written notice of acceleration given by the Holder to the Company, declare the entire unpaid portion of the Principal Amount and all accrued but unpaid interest represented by this Note due and payable. Each of the following events shall be deemed an “Event of Default”: (a) the Company shall fail to pay any portion of the principal amount, any interest on this Note or other sums due hereunder, within fifteen (15) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, (b) commencement of proceedings for the liquidation or dissolution of the Company, or any other termination or winding-up of its existence or business, (c) appointment of any receiver, including a temporary receiver, for the Company or substantially all its assets, (d) assignment of its assets by the Company for the benefit of its creditors, (e) material breach by the Company or any of its subsidiaries of any provision of this Note, the Patent Security Agreement or the Loan Agreement (other than any breach covered by another clause of this Section 4), provided, that if such breach is capable of being cured, then such breach shall not constitute an “Event of Default” until the thirtieth (30th) day following notice thereof from the Holder, to the extent such breach has not been cured prior to such date, (f) institution by or against the Company of insolvency, receivership or bankruptcy proceedings or any other similar proceedings for the settlement of the Company’s debts, provided, that in the case of an involuntary proceeding commenced against the Company by a third party creditor whose claim against the Company is less than $100,000, such proceeding shall have remained undismissed and unstayed for more than thirty (30) days, (g) an event of default under any mortgage, indenture, obligation, instrument or indebtedness of the Company for borrowed money, which default results in $100,000 or more (in the aggregate) of such indebtedness to become due and payable by the Company prior to its stated maturity date, (h) any representation or warranty of the Company contained in the Loan Agreement or the Patent Security Agreement shall prove to have been false in any material respect when made or deemed to have been made or repeated, provided, that if such breach is capable of being cured, then such breach shall not constitute an “Event of Default” until the thirtieth (30th) day following the date the Company becomes aware of the factual circumstances giving rise to the breach, to the extent such breach has not been cured prior to such date, unless such breach has had a material impairment on BSC’s rights under the Notes, the Patent Security Agreement or the Loan Agreement, (i) there shall remain in force, undischarged, unsatisfied, unvacated, unbonded or unstayed, for more than sixty (60) days, any final judgment against

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the Company or any of its subsidiaries that, with other such outstanding final judgments against the Company or any of its subsidiaries that are undischarged, unsatisfied, unvacated, unbonded or unstayed, exceeds in the aggregate $500,000 in excess of insurance coverage, or (j) this Note shall be cancelled, terminated, revoked or rescinded, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind this Note shall be commenced by or on behalf of the Company or any of its subsidiaries party thereto or any of their respective shareholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, this Note is illegal, invalid or unenforceable in accordance with the terms thereof. At BSC’s option, the entire unpaid portion of the Principal Amount and all accrued but unpaid interest represented by this Note will become due and payable upon written notice of acceleration given by BSC to the Company at any time upon or after consummation of a Sale of the Company.

5.      Security Interest. This Note is secured by a first priority security interest in all of the Company’s property and assets pursuant to the Loan Agreement, to which reference is made for a description of the security for this Note.

6.      Independent Obligations. The Company agrees and acknowledges that each covenant contained in Sections 3 and 5 hereof constitutes an independent obligation of the Company, not qualified by any other clause, and shall be deemed to be cumulative.

7.      Assignment.  This Note shall not be assigned by operation of law or otherwise, except that the Holder may assign this Note to any assignee of BSC’s rights and obligation under the Loan Agreement.

8.      Waiver of Presentment, Etc.  Except as otherwise set forth herein, the Company hereby, to the fullest extent permitted by applicable law, waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, acceleration or enforcement of or under this Note.

9.      Amendment; Waivers.    Neither this Note nor any term hereof may be waived, amended, discharged, modified, changed, or terminated orally, nor shall any waiver of any provision hereof be effective except by an instrument in writing signed by the party granting the waiver. The failure of the Holder hereof to exercise any of its rights, remedies, powers or privileges hereunder in any instance will not constitute a waiver thereof, or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy.

10.    Payment of Collection Costs.    The Company will pay on demand all costs of collection, including all court costs and reasonable attorneys’ fees, paid or incurred by the Holder in enforcing this Note after default.

11.    GOVERNING LAW.     THIS NOTE WILL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO PRINCIPLES OF CHOICE OF LAW).

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IN WITNESS WHEREOF, the Company has executed and delivered this Secured Convertible Promissory Note as an instrument as of the date first above written.

SURGIVISION, INC.

By:
Name:
Title:

[Signature Page for Secured Convertible Promissory Note]